Exhibit 99.1

Properties Acquired From Geronimo Holding Corporation on December 1, 2010
Index to Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Financial Statements:
Statements of Assets and Liabilities as of September 30, 2010 (unaudited) and as of December 31, 2009 (audited)	F-3

Statements of Revenues and Expenses for the nine months ended September 30, 2010 and 2009 (unaudited) and for the year ended December 31, 2009 (audited)	F-4

Statements of Cash Flows for the nine months ended September 30, 2010 and 2009 (unaudited) and for the year ended December 31, 2009 (audited)	F-5

Statements of Net Investment for the nine months ended September 30, 2010 (unaudited) and for the year ended December 31, 2009 (audited)	F-6

Notes to Financial Statements	F-7 to F-14

Unaudited Supplementary Information	F-15 to F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
American Standard Energy Corp.
Scottsdale, Arizona

We have audited the accompanying statement of assets and liabilities of the oil and gas properties (the “Properties”), as defined in Note A, acquired by American Standard Energy Corp. (the “Company”) from Geronimo Holding Corporation (“Geronimo”) on December 1, 2010 as of December 31, 2009, and the related statements of revenues and expenses, net investment, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Properties are not required to have, nor were we engaged to perform, an audit of the internal control over financial reporting associated with the Properties.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting associated with the Properties. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of the Properties at December 31, 2009, and the results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Houston, Texas
February 14, 2011

Properties Acquired From Geronimo Holding Corporation on December 1, 2010
Statements of Assets and Liabilities

	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
Assets
Current assets:
Oil and gas sales receivable	$182,258	$47,154
Total current assets	182,258	47,154

Oil and natural gas properties, at cost, successful efforts method :
Proved properties	1,760,121	821,778
Drilling in progress	542,739	18,732
Unproved properties	-	82,922
Accumulated depreciation, depletion, and amortization	(617,904)	(380,551)
Total oil and natural gas properties, net	1,684,956	542,881

Total assets	$1,867,214	$590,035

Liabilities and Net Investment
Current liabilities:
Accounts payable	$9,870	$3,957
Accrued capital expenditures	335,156	55,018
Total current liabilities	345,026	58,975

Asset retirement obligations	9,061	4,820

Total liabilities	354,087	63,795

Commitments and contingencies (Note H)

Net investment	1,513,127	526,240

Total liabilities and net investment	$1,867,214	$590,035

The accompanying notes are an integral part of these financial statements.

Properties Acquired From Geronimo Holding Corporation on December 1, 2010
Statements of Revenues and Expenses

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009
	(Unaudited)		(Audited)

Oil and natural gas revenues	$444,977	$49,377	$120,662

Operating costs and expenses:
Oil and natural gas production	86,924	10,335	24,371
Depreciation, depletion and amortization	190,800	45,678	127,293
Impairment of oil and natural gas properties	46,553	-	253,258
Accretion of asset retirement obligations	188	-	-
General and administrative	49,060	15,988	21,768
Total operating costs and expenses	373,525	72,001	426,690

Net income (loss)	$71,452	$(22,624)	$(306,028)

Pro forma for change for tax status (Unaudited) see Note E:
Income (loss) before taxes	$71,452	$(22,624)	$(306,028)
Pro forma income taxes	-	-	-
Pro forma net income (loss)	$71,452	$(22,624)	$(306,028)

The accompanying notes are an integral part of these financial statements.

Properties Acquired From Geronimo Holding Corporation on December 1, 2010
Statements of Cash Flows

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009
	(Unaudited)		(Audited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$71,452	$(22,624)	$(306,028)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	190,800	45,678	127,293
Impairment of oil and natural gas properties	46,553	-	253,258
Accretion of asset retirement obligations	188	-	-
Changes in operating assets and liabilities:
Oil and gas sales receivable	(135,104)	(35,658)	(47,154)
Accounts payable	5,913	2,031	3,957
Net cash provided by (used in) operating activities	179,802	(10,573)	31,326

CASH FLOWS FROM INVESTING ACTIVITIES:
Oil and natural gas property additions	(1,095,237)	(676,211)	(863,594)
Net cash used in investing activities	(1,095,237)	(676,211)	(863,594)

CASH FLOWS FROM FINANCING ACTIVITIES:
Transfers from Geronimo, net	915,435	686,784	832,268
Net cash provided by financing activities	915,435	686,784	832,268

Net change in cash and cash equivalents	-	-	-

Cash and cash equivalents at beginning of period	-	-	-

Cash and cash equivalents at end of period	$-	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued capital expenditures	$280,138	$31,844	$55,018

Asset retirement costs and obligation	$4,053	$4,101	$4,820

The accompanying notes are an integral part of these financial statements.

Properties Acquired From Geronimo Holding Corporation on December 1, 2010
Statements of Net Investment
Year Ended December 31, 2009 and Nine Months Ended September 30, 2010

Balance as of January 1, 2009	$-
Transfers from Geronimo, net	832,268
Net loss	(306,028)

Balance as of December 31, 2009 (audited)	526,240
Transfers from Geronimo, net	915,435
Net income	71,452

Balance as of September 30, 2010 (unaudited)	$1,513,127

The accompanying notes are an integral part of these financial statements.

Properties Acquired From Geronimo Holding Corporation on December 1, 2010
Notes to Financial Statements

Note A. Organization and Basis of Presentation

As more fully described in a Form 8-K filed October 4, 2010, we, formerly known as Uncle Al’s Famous Hot Dogs & Grille, Inc. (the “Company”), acquired American Standard Energy Corp., a Nevada Corporation (“ASEC”), an oil exploration and production company, in accordance with a Share Exchange Agreement dated October 1, 2010.

ASEC was incorporated on April 2, 2010 for the purposes of acquiring certain oil and gas properties  from Geronimo Holding Corporation (“Geronimo”), XOG Operating, LLC (“XOG”) and CLW South Texas, LP (“CLW”) (collectively, the "XOG Group").  Randall Capps is the sole owner of XOG and Geronimo, and the majority owner of CLW. On May 1, 2010, the XOG Group contributed certain oil and natural gas properties to ASEC in return for 80% of the common stock of ASEC. This acquisition was a transaction under common control and accordingly, the Company recognized the assets and liabilities acquired from the XOG Group at their historical carrying values and no goodwill or other intangible assets were recognized.

On October 1, 2010, the Company acquired 100% of the outstanding shares of common stock of ASEC and received additional consideration of $25,000 from the ASEC shareholders.  In exchange for the ASEC stock and the additional consideration, the XOG Group was issued 21,999,997 shares of the Company’s common stock representing approximately 86.1% of the Company’s common stock on a fully diluted basis. As a result, the XOG Group acquired control of the Company and the transaction was accounted for as a reverse merger with the XOG Group as the accounting acquirer of the Company. Accordingly, as a result of the reverse merger, the financial statements of ASEC became the historical financial statements of the Company.  In connection with the Share Exchange Agreement, the Company changed its name to American Standard Energy Corp.

On December 1, 2010, the Company entered into a Purchase of Partial Leaseholds Agreement (the “Agreement”) with Geronimo. Pursuant to the Agreement, the Company purchased certain mineral rights leaseholds held on properties in North Dakota (the “Properties”). In consideration for the mineral rights the Company paid Geronimo $500,000 cash and issued 1,200,000 shares of the Company’s common stock.  The acquisition of the Properties from Geronimo was a transaction under common control and accordingly, the Company recorded the assets and liabilities acquired from Geronimo at their historical carrying values and no goodwill or other intangible assets were recognized.  The activities of the Properties prior to January 1, 2009 were de minimis and accordingly, are not presented in these financial statements.

The accompanying financial statements of the Properties have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) on a “carve-out” basis from the books and records of Geronimo using historical results of operations, assets and liabilities attributable to the Properties, and allocations of general and administrative expenses from the XOG Group, as the Properties do not constitute a separate legal entity.

Accordingly, the accompanying financial statements of the Properties may not be indicative of future performance and may not reflect what the results of operations, financial position and cash flows would have been had the Properties operated as a separate entity during all of the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Properties, it is reflected in the accompanying financial statements.

The XOG Group provided certain corporate functions on behalf of the Properties and costs associated with these functions were allocated to the Properties. These functions included executive management, oil and gas property management, information technology, tax, insurance, accounting, legal and treasury services. The costs of such services were allocated to the Properties based on the most relevant allocation method to the service provided, primarily based on relative net book value of assets. Management believes such allocations are reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Properties been operating as an independent company for all of the periods presented. The charges for these functions are included primarily in general and administrative expenses.

Note B. Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.  Such estimates include the following:

Depreciation, depletion and amortization of oil and natural gas properties are determined using estimates of proved oil and natural gas reserves. There are numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures.

Impairment evaluation of proved and unproved oil and natural gas properties is subject to numerous uncertainties including, among others, estimates of future recoverable reserves, future prices, operating and development costs, and estimated cash flows.

Other significant estimates include, but are not limited to, the asset retirement costs and obligations and accrued revenues and expenses.

Oil and Gas Sales Receivable

Oil and natural gas is sold to purchasers generally on an unsecured basis. Allowances for doubtful accounts are determined based on management's assessment of the creditworthiness of the purchaser. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts will be generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted.

Oil and Natural Gas Properties

The accompanying financial statements utilize the successful efforts method of accounting for the Properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized, while nonproductive exploration costs are expensed. Capitalized acquisition costs relating to proved properties are depleted using the unit-of-production method based on total proved reserves. The depletion of capitalized exploratory drilling and development costs is based on the unit-of-production method using proved developed reserves on a field basis.

Proceeds from the sale of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion. Generally, no gain or loss is recognized until the entire amortization base is sold. However, a gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base. Ordinary maintenance and repair costs are expensed as incurred.

Costs of significant nonproducing properties, wells in the process of being drilled and development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. These unproved oil and natural gas properties are periodically assessed for impairment by considering future drilling plans, the results of exploration activities, commodity price outlooks, planned future sales or expiration of all or a portion of such projects. Amounts capitalized to oil and natural gas properties excluded from depletion at September 30, 2010 and December 31, 2009 were $542,739 and $101,654, respectively.

Management reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets. In this circumstance, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Management reviews its oil and natural gas properties for impairment by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties is recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.

Environmental

The Properties are subject to extensive federal, state and local environmental laws and regulations. These laws, which are often changing, regulate the discharge of materials into the environment and may require the removal or mitigation of the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments is fixed and readily determinable.

Oil and Natural Gas Sales and Imbalances

Oil and natural gas revenues are recorded at the time of delivery of such products to pipelines for the account of the purchaser or at the time of physical transfer of such products to the purchaser. The accompanying financial statement utilize the sales method of accounting for oil and natural gas sales, recognizing revenues based on the Properties share of actual proceeds from the oil and natural gas sold to purchasers. Oil and natural gas imbalances are generated on properties for which two or more owners have the right to take production "in-kind" and, in doing so; take more or less than their respective entitled percentage. For the nine months ended September 30, 2010 and the year ended December 31, 2009,  there were no significant oil and natural gas imbalances related to the Properties.

Asset Retirement Obligations

The fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred with a corresponding increase in the carrying amount of the related oil and gas properties. Subsequently, the asset retirement cost included in the carrying amount is allocated to expense through depreciation, depletion and amortization. Changes in the liability due to passage of time are recognized as an increase in the carrying amount of the liability and as corresponding accretion expense.

General and Administrative Expense

The accompanying financial statements include an allocated portion of the actual costs incurred by the XOG Group for general and administrative (“G&A”) expenses. These allocated costs are intended to provide the reader with a reasonable approximation of what historical administrative costs would have been for these assets and operations in the event those assets had existed on a stand-alone basis.

Any future G&A expenses may not necessarily correlate to, nor reflect directly or indirectly, the cost relationships presented herein. A wide range of formulas for G&A allocation were considered.

In the view of management of the Properties, the most accurate and transparent method of allocating G&A expenses is based on the historical cost basis of the Properties divided by the cost basis of the total oil and gas assets of the XOG Group.  Using this method, G&A expense allocated to the Properties for the nine month periods ended September 30, 2010 and 2009, and the year ended December 31, 2009, was approximately $49,060, $15,988 and $21,768, respectively.

Income Taxes

Prior to the acquisition of the Properties by the Company on December 1, 2010, the Properties were part of Geronimo, a pass-through entity for federal income tax purposes with taxes being the responsibility of Geronimo’s owner.  As a result, the historical financial statements of the Properties do not present any income tax expense, benefits, liabilities or assets.

Pro forma income taxes in the accompanying statements of operations for all periods presented reflect income tax expense or benefit resulting from income or losses before taxes as if the Properties had been included in a taxable C corporation for federal income tax purposes.  Additionally, pro forma deferred tax assets and liabilities presented in Note E as of September 30, 2010 reflect the tax provision as if the Properties had been included in a taxable C corporation for federal income tax purposes.

Uncertain tax positions were evaluated for recognition and measurement in the pro forma income taxes and pro forma deferred taxes in the accompanying financial statements. To recognize a tax position, management determines whether it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the consolidated financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. The Properties had no uncertain tax positions that required recognition in the accompanying pro forma income tax information included in the accompanying financial statements. Any interest or penalties would be recognized as a component of income tax expense.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between two willing parties. The carrying amount of oil and gas sales receivable, accounts payable, and accrued capital expenditures approximates fair value because of the short maturity of these instruments.

Interim Financial Statements

The financial statements of the Properties as of and for the nine months ended September 30, 2010 and 2009 are unaudited. In the opinion of Company management, such financial statements include the adjustments and accruals which are necessary for a fair presentation of the results for the interim periods. These interim results are not necessarily indicative of results for a full year.

Recent Accounting Pronouncements

Oil and Natural Gas.   In September 2009, the FASB issued an update to the Oil and Gas Topic, which makes a technical correction regarding the accounting and disclosures for natural gas balancing arrangements. The topic amends prior guidance because the SEC staff has not taken a position on whether the entitlements method or sales method is preferable for natural gas-balancing arrangements that do not meet the definition of a derivative. With the entitlements method, sales revenue is recognized to the extent of each well partner's proportionate share of natural gas sold regardless of which partner sold the natural gas. Under the sales method, sales revenue is recognized for all natural gas sold by a partner even if the partner's ownership is less than 100 % of the natural gas sold.

The Oil and Gas Topic update included an instruction that public companies must account for all significant natural gas imbalances consistently using one accounting method. Both the method and any significant amount of imbalances in units and value should be disclosed in regulatory filings. The accompanying financial statements account for all natural gas imbalances under the sales method and make all required disclosures. As of September 30, 2010 and December 31, 2009, there were no significant oil and natural gas imbalances related to the Properties.

Reserve Estimation.   In January 2010, the FASB issued an update to the Oil and Gas Topic, which aligns the oil and natural gas reserve estimation and disclosure requirements with the requirements in the SEC's final rule, Modernization of the Oil and Gas Reporting Requirements (the "Final Rule"). The Final Rule was issued on December 31, 2008. The Final Rule is intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves, which should help investors evaluate the relative value of oil and natural gas companies.

The Final Rule permits the use of new technologies to determine proved reserves estimates if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volume estimates. The Final Rule also allows, but does not require, companies to disclose their probable and possible reserves to investors in documents filed with the SEC. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor; (ii) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit; and (iii) report oil and natural gas reserves using an average price based upon the prior 12-month period rather than a year-end price. The Final Rule became effective for fiscal years ending on or after December 31, 2009.

Fair Value.   In January 2010, the FASB issued an update to the Fair Value Topic, which enhances the usefulness of fair value measurements. The amended guidance requires both the disaggregation of information in certain existing disclosures, as well as the inclusion of more robust disclosures about valuation techniques and inputs to recurring and nonrecurring fair value measurements. The amended guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disaggregation requirement for the reconciliation disclosure of Level 3 measurements, which is effective for fiscal years beginning after December 15, 2010 and for interim periods within those years. This guidance was adopted effective January 1, 2010, and did not have a significant impact on accompanying financial statements.

Note C.  Asset Retirement Obligations

The asset retirement obligations represent the estimated present value of applicable costs to plug, abandon and remediate the developed properties included in the Properties at the end of their productive lives, in accordance with applicable state laws. There are no assets that are legally restricted for purposes of settling asset retirement obligations of the Properties.

The following table summarizes the Properties’ asset retirement obligation activity for the nine months ended September 30, 2010 and the year ended December 31, 2009:

	2010	2009

Balance, beginning of period	$4,820	$-
Liabilities incurred from new wells	4,053	4,820
Accretion expense	188	-

Balance, end of period	$9,061	$4,820

 Note D.  Disclosures About Fair Value of Financial Instruments

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain of the Properties’ assets and liabilities are reported at fair value on a nonrecurring basis. The following methods and assumptions were used to estimate the fair values:

Impairments of Long-Lived Assets —Long-lived assets to be held and used, including proved oil and natural gas properties, are reviewed whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. In this circumstance, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Oil and natural gas properties are reviewed by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties is recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.

Proved oil and natural gas properties that are sensitive to oil and natural gas prices are periodically reviewed for impairment. Impairments related to the Properties were recorded in the amounts of $46,553 and $253,258 for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

Asset Retirement Obligations (“ARO”) —The fair value of AROs are estimated based on discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an ARO; amounts and timing of settlements; the credit-adjusted risk-free rate to be used; and inflation rates. See Note C for a summary of changes in AROs for all periods presented.

Note E.  Income Taxes

Prior to its acquisition by ASEC on December 1, 2010, the Properties were owned by Geronimo, a pass-through entity for income tax purposes whose taxes were the responsibility of the entity’s owner.  As a result, the historical financial statements of the Properties do not present any tax expenses or benefits, liabilities or assets.

Pro forma income taxes have been presented in the statements of operations for all periods presented to reflect income tax expense or benefit resulting from income or losses before taxes, as if the Properties had been included in a C corporation for federal income tax purposes.  Pro forma income tax (expense) benefit, as if the Properties had been a taxable entity, for the nine months ended September 30, 2010 and 2009 and for the year ended December 31, 2009, was zero for all periods due to a valuation allowance recorded against the deferred tax assets.

The pro forma provision for income taxes for the nine months ended September 30, 2010 included the following components:

Current	$-
Deferred	-
Total provision for income taxes	$-

The following reconciles the pro forma provision for income taxes with the pro forma provision which would result from application of the statutory federal tax rate to pre-tax financial income:

Income before taxes	$71,452
Statutory rate	34%
Expected tax expense at federal statutory rate	$24,294
Increase (decrease) resulting from:
State income taxes, net of federal income tax effect	2,830
Change in valuation allowance	(27,124)

Pro forma provision for income taxes	$-
Effective tax rate	0%

Components of the Properties’ pro forma net deferred taxes as of September 30, 2010 were as follows:
Deferred Tax Assets
Net operating loss carry forward	$437,000
Valuation allowance	(94,000)
343,000
Deferred tax liabilities:
Differences between book and tax basis of property	(343,000)

Net pro forma deferred taxes	$-

Management assesses both positive and negative evidence to determine whether it is more likely than not that deferred tax assets can be realized prior to their expiration. Management monitors entity-specific, oil and natural gas industry and worldwide economic factors and assesses the likelihood that the Properties’ net operating losses and other deferred tax attributes in the United States, state, and local tax jurisdictions will be utilized prior to their expiration. At September 30, 2010, a valuation allowance of $94,000 would have been required against the pro forma deferred tax assets. No net operating losses from the Properties will be available to ASEC after the acquisition.

F.   Major Customers

The Properties are located in North Dakota.  At December 31, 2009, approximately 90% of its oil and natural gas revenues were derived from two third party operators.  Management believes the loss of its major customers would not have a material adverse effect as the oil and natural gas production can be easily sold to other purchasers.

Note G.   Related Party Transactions

XOG Operating, LLC.  The Properties are operated by third party operators.   Prior to the acquisition of the Properties by the Company, certain administrative functions associated with the Properties were performed by the XOG Group.

Overriding Royalty and Royalty Interests.  In some instances, the XOG Group may hold overriding royalty and royalty interests (“ORRI”) in certain oil and natural gas properties acquired by ASEC. All revenues and expenses presented herein are net of any effects of such ORRIs.

Note H.  Commitments and Contingencies

During 2010, Geronimo entered into various contractual agreements with third party operators for the drilling and completion of certain of the Properties.  At September 30, 2010, the outstanding balance of such commitments related to such drilling and completion was approximately $271,000.

Properties Acquired From Geronimo Holding Corporation on December 1, 2010
Unaudited Supplementary Information

Costs incurred for oil and natural gas producing activities during the year ended December 31, 2009 was as follows:

Unproved property acquisition costs	$233,449
Exploration	689,983
Development	-

Total costs incurred for oil and natural gas properties	$923,432

Reserve Quantity Information

The following information represents estimates of the Properties’ proved reserves as of December 31, 2009.  The proved reserves as of December 31, 2009 have been prepared and presented under new SEC rules. These new rules are effective for fiscal years ending on or after December 31, 2009, and require SEC reporting companies to prepare their reserves estimates using revised reserve definitions and revised pricing based on a 12-month unweighted average of the first-day-of-the-month pricing. The previous rules required that reserve estimates be calculated using last-day-of-the-period pricing.

The crude oil and natural pricing that was used for estimates of our reserves as of December 31, 2009 was based on an unweighted average twelve month posted price as adjusted for location, grade and quality, of $51.02 per Bbl of oil and $3.66 per Btu of natural gas. The Properties had de minimis proved reserves as of December 31, 2008.

The SEC has released only limited interpretive guidance regarding reporting of reserve estimates under the new rules and may not issue further interpretive guidance on the new rules. Accordingly, while the estimates of the Properties' proved reserves and related estimated discounted future net cash flows at December 31, 2009 included in this report have been prepared based on what we and our independent reserve engineer believe to be reasonable interpretations of the new SEC rules, those estimates could differ materially from any estimates prepared applying more specific SEC interpretive guidance.

The Properties proved oil and natural gas reserves are in the Bakken Shale formation located primarily in North Dakota. The estimates of the proved reserves at December 31, 2009 are based on reports prepared by an independent petroleum engineer. Proved reserves were estimated in accordance with the guidelines established by the SEC and the FASB.

Oil and natural gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment.

Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of currently producing oil and natural gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

Properties Acquired From Geronimo Holding Corporation on December 1, 2010
Unaudited Supplementary Information (Continued)

The following table provides a rollforward of the total net proved reserves for the year ended December 31, 2009, as well as disclosure of proved developed and proved undeveloped reserves at December 31, 2009. Oil volumes are expressed in Bbls and natural gas volumes are expressed in Mcf.

	Oil (Bbls)	Natural Gas (Mcf)	Total (Boe)
Total Proved Reserves:
Balance, January 1, 2009	-	-	-
Discoveries	12,166	4,016	12,835
Production	(1,871)	(485)	(1,951)

Balance, December 31, 2009	10,295	3,531	10,884

Proved developed reserves	10,295	3,531	10,884
Proved undeveloped reserves	-	-	-

Total proven reserves	10,295	3,531	10,884

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows is computed by applying at December 31, 2009 the 12-month unweighted average of the first-day-of-the-month pricing for oil and natural gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and natural gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows.

Future income taxes are calculated by comparing undiscounted future cash flows to the tax basis of oil and natural gas properties plus available carry forwards and credits and applying the current tax rates to the difference.

Discounted future cash flow estimates like those shown herein are not intended to represent estimates of the fair value of oil and natural gas properties. Estimates of fair value would also consider probable and possible reserves, anticipated future oil and natural gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

Properties Acquired From Geronimo Holding Corporation on December 1, 2010
Unaudited Supplementary Information (Continued)

The following table provides the standardized measure of discounted future net cash flows at December 31, 2009:

Future Production Revenues	$538,176
Future Costs:
Production	(134,405)
Development	-
Income taxes	(33,605)
10% annual discount factor	(148,021)

Standardized measure of discounted net cash flows	$222,145

 Changes in Standardized Measure of Discounted Future Net Cash Flows

The following table provides a rollforward of the standardized measure of discounted future net cash flows for the year ended December 31, 2009:

Increase (decrease):
Extension and discoveries	$352,041
Oil and gas sales, net of production costs	(96,291)
Changes in income taxes	(33,605)
Net increase	222,145

Standardized measure of discounted future net cash flows:
Beginning of year	-

End of year	$222,145